EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-190983) of Strategic Storage Trust II, Inc. of our report dated March 31, 2014 with respect to the consolidated balance sheet of Strategic Storage Trust II, Inc. and subsidiaries as of December 31, 2013 and the consolidated statements of operations, stockholders equity and cash flows for the period January 8, 2013 (inception) through December 31, 2013. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Los Angeles, California

November 6, 2014